SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 2, 2010

Oshkosh Corporation

(Exact name of registrant as specified in its charter)

Wisconsin	1-31371	39-0520270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 2566, Oshkosh, Wisconsin 54903

(Address of principal executive offices, including zip code)

(920) 235-9151

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.               Results of Operations and Financial Condition.

On August 2, 2010, Oshkosh Corporation (the “Company”) issued a press release (the “Press Release”) announcing its earnings for its third fiscal quarter ended June 30, 2010.  A copy of such press release is furnished as Exhibit 99.1 and is incorporated by reference herein.

On August 2, 2010, the Company held a conference call in connection with the Company’s announcement of its earnings for its third fiscal quarter ended June 30, 2010.  A copy of the script (the “Script”) for such conference call is furnished as Exhibit 99.2 and is incorporated by reference herein.  An audio replay of such conference call and the related question and answer session will be available for at least twelve months on the Company’s website at www.oshkoshcorporation.com.

The information, including, without limitation, all forward-looking statements, contained in the Press Release, the Script and related slide presentation on the Company’s website (the “Slide Presentation”) or provided in the conference call and related question and answer session speaks only as of August 2, 2010.  The Company assumes no obligation, and disclaims any obligation, to update information contained in the Press Release, the Script and the Slide Presentation or provided in the conference call and related question and answer session.  Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

The Press Release, the Script and the Slide Presentation contain, and representatives of the Company made, during the conference call and the related question and answer session, statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in the Press Release, the Script and the Slide Presentation or made during the conference call and related question and answer session, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, plans and objectives of management for future operations, and compliance with credit agreement covenants are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan,” or the negative thereof or variations thereon or similar terminology. The Company cannot provide any assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations include, without limitation, those set forth under the caption “Risk Factors” below. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s filings with the Securities and Exchange Commission.

In this Current Report on Form 8-K, “we,” “us” or “our” refers to Oshkosh Corporation.

RISK FACTORS

Certain of our markets are highly cyclical and the current or any further decline in these markets could have a material adverse effect on our operating performance.

The high levels of sales in our defense business in recent years have been due in significant part to demand for defense trucks, replacement parts and services (including armoring) and truck remanufacturing arising from the conflicts in Iraq and Afghanistan. Events such as these are unplanned, and we cannot predict how long these conflicts will last or the demand for our products that will arise out of such events. Accordingly, we cannot provide any assurance that the increased defense business as a result of these conflicts will continue. Furthermore, our defense business may fluctuate significantly from time to time as a result of the start and completion of new contract awards that we may receive, such as the MRAP All-Terrain Vehicle (“M-ATV”) and Family of Medium Tactical Vehicles (“FMTV”) contracts. New vehicle production under the M-ATV contract, which we expect will contribute $4.5 billion to our fiscal 2010 sales, is currently scheduled to continue only through November 2010.  In addition, the bailout of U.S. financial institutions, insurance companies and others as well as the U.S. economic stimulus package have put significant pressure on the U.S. federal budget, including the defense budget. Specifically, the President’s defense budget request for fiscal 2011 includes significantly lower funding for purchases of new military vehicles that we manufacture under our Family of Heavy Tactical Vehicles (“FHTV”) contract.  Moreover, uncertainty exists regarding the future level of U.S. military involvement in Iraq, where troop levels are currently being reduced, and Afghanistan and the related level of defense funding that will be allocated to support this involvement.  It is too early to assess the magnitude of the adverse impact that federal budget pressures and future defense funding for U.S. military involvement in Iraq and Afghanistan will have on funding for Oshkosh defense programs, but directionally, we expect such funding to decline requiring us to compete successfully on multiple new vehicle and sustainment contracts to be able to generate defense sales at levels achieved during the first three quarters of fiscal 2009 prior to the increase in sales in the fourth quarter of fiscal 2009 attributable to the M-ATV contract.

The current or any further decline in overall customer demand in our cyclical access equipment and commercial markets and in our less cyclical fire & emergency markets could have a material adverse effect on our operating performance. The access equipment market that JLG operates in is highly cyclical and impacted by the strength of economies in general, by prevailing mortgage and other interest rates, by residential and non-residential construction spending, by the ability of rental companies to obtain third party financing to purchase revenue generating assets, by capital expenditures of rental companies in general and by other factors. The ready-mix concrete market that we serve is highly cyclical and impacted by the strength of the economy generally, by prevailing mortgage and other interest rates, by the number of housing starts and by other factors that may have an effect on the level of concrete placement activity, either regionally or nationally. Refuse collection vehicle markets are less cyclical and impacted by the strength of economies in general, by municipal tax receipts and by capital expenditures of large waste haulers. Fire & emergency markets are also less cyclical and are impacted by the economy generally and municipal tax receipts and capital expenditures. Concrete mixer and access equipment sales also are seasonal with the majority of such sales occurring in the spring and summer months, which constitute the traditional construction season.

The global economy continues to experience weakness, which has negatively impacted our sales volumes for our access equipment, commercial and fire & emergency products. Continued weakness in U.S. and European housing starts and non-residential construction spending in most geographical areas of the world are further contributing to the lower sales volumes. A lack of significant improvement in non-residential construction spending or continued low levels of construction activity generally may cause future weakness in demand for our products.  Furthermore, municipal tax revenues have weakened, which has impacted demand for fire apparatus. The mobile medical equipment market has been adversely impacted by a reduction in Medicare reimbursement rates and the uncertain health care environment due to the recently enacted health care reform legislation in the U.S.  The towing and recovery equipment market is also being negatively impacted by the global economy and tight credit markets. We cannot provide any assurance that the global economic weakness and tight credit markets will not continue or become more severe. In addition, we cannot provide any assurance that any economic recovery will not progress more slowly than our market expectations. If the global economic weakness and tight credit markets continue or become more severe, or if any economic recovery progresses more slowly than our or market expectations, then there could be a material adverse effect on our net sales, financial condition, profitability and/or cash flows.

Our dependency on contracts with U.S. and foreign government agencies subjects us to a variety of risks that could materially reduce our revenues or profits.

We are dependent on U.S. and foreign government contracts for a substantial portion of our business. That business is subject to the following risks, among others, that could have a material adverse effect on our operating performance:

•                                          Our business is susceptible to changes in the U.S. defense budget, which may reduce revenues that we expect from our defense business, especially in light of federal budget pressures in part caused by U.S. economic weakness and the uncertainty that exists regarding the future level of U.S. military involvement in Iraq and Afghanistan and the related level of defense funding that will be allocated to support this involvement.

•                                          The U.S. government may not appropriate funding that we expect for our U.S. government contracts, which may prevent us from realizing revenues under current contracts or receiving additional orders that we anticipate we will receive.

•                                          Certain of our government contracts for the U.S. Army and U.S. Marines could be suspended, opened for competition or terminated and all such contracts expire in the future and may not be replaced, which could reduce expected revenues and negatively affect margins in our defense segment. Specifically, we expect that we will complete deliveries of M-ATVs to our customer by November 2010 under orders that we have received to date. In addition, our FHTV contract extends through October 2011, with vehicle deliveries expected to continue through September 2012.

•                                          The current U.S. Administration has indicated that it supports increased competition for existing defense programs. The Weapon Systems Acquisition Reform Act also requires competition for defense programs in certain circumstances. Accordingly, it is possible that any M-ATV orders for units above the 10,000 unit ceiling provided for in the initial contract award would be competed. Also, it is possible that the U.S. Army and U.S. Marines will compete programs for which we have existing contracts upon their expiration. The U.S. Army is currently investigating processes to compete the FHTV program upon the expiration of our contract and has requested to purchase the design rights to our vehicles under this contract.  Likewise, the U.S. Marine Corps has requested to purchase the design rights to the Medium Tactical Vehicle Replacement (“MTVR”).  Competition for these and other United States Department of Defense (“DoD”) programs we currently have could result in future contracts being awarded to another manufacturer or the contracts being awarded to us at a lower price and earnings margins than the current contracts.

•                                          Defense truck contract awards that we receive may be subject to protests by competing bidders, which protests, if successful, could result in the DoD revoking part or all of any defense truck contract it awards to us and our inability to recover amounts we have expended in anticipation of initiating production under any such contract.

•                                          Most of our government contracts, including the FMTV contract, are fixed-price contracts, and our actual costs on any of these contracts may exceed our projected costs, which could result in profits lower than historically realized or than we anticipate or net losses under these contracts.  In particular, the start up of production for the FMTV program could involve cost overruns to ensure that vehicles are delivered on time and according to specifications. These cost overruns could cause the profit margins on the FMTV program to be significantly lower than expected.

•                                          We are required to spend significant sums on product development and testing, bid and proposal activities and pre-contract engineering, tooling and design activities in competitions to have the opportunity to be awarded these contracts.

•                                          Competitions for the award of defense truck contracts are intense, and we cannot provide any assurance that we will be successful in the defense truck procurement competitions in which we participate.

•                                          Our defense products undergo rigorous testing by the customer and are subject to highly technical requirements. Any failure to pass these tests or to comply with these requirements could result in unanticipated retrofit costs, delayed acceptance of trucks, late or no payments under such contracts or cancellation of the contract to provide vehicles to the government. We have recently delivered test vehicles to the U.S. government for the FMTV contract. Any failure to pass FMTV contract testing could subject us to these risks.

•                                          Our government contracts are subject to audit, which could result in adjustments of our costs and prices under these contracts.

•                                          Our defense truck contracts are large in size and require significant personnel and production resources, and when such contracts end, we must make adjustments to personnel and production resources. In particular, orders for M-ATVs and FMTVs are requiring substantial personnel and production resources at several of our facilities to enable us to maintain the production levels required to meet the delivery requirements for such orders.

•                                          We periodically experience difficulties with sourcing sufficient vehicle carcasses to maintain our defense truck remanufacturing schedule, which can create uncertainty and inefficiencies for this area of our business.

An impairment in the carrying value of goodwill and other indefinite-lived intangible assets could negatively affect our operating results.

We have a substantial amount of goodwill and purchased intangible assets on our balance sheet as a result of acquisitions we have completed. Approximately 86% of these intangibles are concentrated in the access equipment segment. The carrying value of goodwill represents the fair value of an acquired business in excess of identifiable assets and liabilities as of the acquisition date. The carrying value of indefinite-lived intangible assets represents the fair value of trademarks and trade names as of the acquisition date. Goodwill and indefinite-lived intangible assets that are expected to contribute indefinitely to our cash flows are not amortized, but instead are evaluated for impairment at least annually, or more frequently if potential interim indicators exist that could result in impairment. In testing for impairment, if the carrying value of a reporting unit exceeds its current fair value as determined based on the discounted future cash flows of the reporting unit, the goodwill or intangible asset is considered impaired and is reduced to fair value via a non-cash charge to earnings. Events and conditions that could result in impairment include a prolonged period for the current global economic weakness and tight credit markets, further decline in economic conditions or a slow, weak economic recovery, as well as sustained declines in the price of our common stock, adverse changes in the regulatory environment, adverse changes in interest rates, or other factors leading to reductions in expected long-term sales or profitability. Determination of the fair value of a reporting unit includes developing estimates which are highly subjective and incorporate calculations that are sensitive to minor changes in underlying assumptions. Management’s assumptions change as more information becomes available. Changes in these assumptions could result in an impairment charge in the future, which could have a significant adverse impact on our reported earnings.

We have a substantial amount of debt.  Our current debt levels, including the associated financing costs and restrictive covenants, could limit our flexibility in managing our business and increase our vulnerability to general adverse economic and industry conditions.

As a result of the JLG acquisition, we have a substantial amount of debt.  Our credit agreement contains financial and restrictive covenants which, among other things, require us to satisfy quarter-end financial ratios, including a leverage ratio, a senior secured leverage ratio and an interest coverage ratio.  Our ability to meet the financial ratios in such covenants may be affected by a number of risks or events, including the risks described in this Current Report on Form 8-K and events beyond our control.  The indenture governing our senior notes also contains restrictive covenants.  Any failure by us to comply with these restrictive covenants or the financial and restrictive covenants contained in our credit agreement could have a material adverse effect on our financial condition, results of operations and debt service capability.

Our access to debt financing at competitive risk-based interest rates is partly a function of our credit ratings.  Our current long-term debt ratings are B+ with “positive” outlook from Standard & Poor’s Rating Services and B1 with “stable” outlook from Moody’s Investors Service.  Any downgrade to our credit ratings, such as the downgrades that occurred in the first half of fiscal 2009, could increase our interest rates, could limit our access to public debt markets, could limit the institutions willing to provide us credit facilities, and could make any future credit facility amendments more costly and/or difficult to obtain.  In particular, under the terms of our credit agreement, we would incur a usage fee equal to 0.50% per annum on the aggregate principal amount of all outstanding loans under the credit agreement for any day on which we have a corporate family rating from Moody’s Investors Service of B3 with “negative” watch or lower or a corporate credit rating from Standard & Poor’s Rating Services of B- with “negative” watch or lower.

We had approximately $1.44 billion of debt outstanding as of June 30, 2010, which consisted primarily of a $939 million term loan under our credit agreement that matures in December 2013 and $500 million of senior notes, $250 million of which mature in March 2017 and $250 million of which mature in March 2020. Our ability to make required payments of principal and interest on our debt will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, political and other factors, some of which are beyond our control.  While we have recently experienced strong earnings and significant debt reduction due largely to M-ATV contract sales in the defense segment, the current weak economic conditions and tight credit markets could become more severe or prolonged, government funding levels for military programs that we currently have under contract could decline significantly, military programs that we currently have under contract could be competed or changes could occur that alter our ability to effectively compete in our markets.  Should one or more of these events occur, conditions could arise which could limit our ability to generate sufficient cash flows or access borrowings to enable us to fund our liquidity needs, further limit our financial flexibility or impair our ability to obtain alternative financing sufficient to repay our debt at maturity.

The covenants that are contained in our credit agreement and the indenture governing our senior notes, our credit rating, our substantial amount of debt and the current credit market conditions could have important consequences for our operations, including:

•              Render us more vulnerable to general adverse economic and industry conditions in our highly cyclical markets or economies generally;

•              Require us to dedicate a substantial portion of our cash flow from operations to higher interest costs or higher required payments on debt, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, research and development, dividends and other general corporate activities;

•              Limit our ability to obtain additional financing in the future to fund growth working capital, capital expenditures, new product development expenses and other general corporate requirements;

•              Limit our ability to enter into additional foreign currency and interest rate derivative contracts;

•              Make us vulnerable to increases in interest rates as a portion of our debt under our credit agreement is at variable rates;

•              Limit our flexibility in planning for, or reacting to, changes in our business and the markets we serve;

•              Place us at a competitive disadvantage compared to less leveraged competitors; and

•              Limit our ability to pursue strategic acquisitions that may become available in our markets or otherwise capitalize on business opportunities if we had additional borrowing capacity.

Raw material price fluctuations may adversely affect our results.

We purchase, directly and indirectly through component purchases, significant amounts of steel, petroleum based products and other raw materials annually. During fiscal 2008, steel and fuel prices increased significantly resulting in us paying higher prices for these items. Although fuel and steel prices declined sharply in fiscal 2009, the cost of both of these items has increased during the first nine months of fiscal 2010 and there are indications that the costs of fuel and steel may continue to fluctuate significantly in the future. Although we have firm, fixed-price contracts for some steel requirements and have some firm pricing contracts for components, we may not be able to hold all of our steel and component suppliers to pre-negotiated prices or negotiate timely component cost decreases commensurate with any steel and fuel cost decreases. Without limitation, these conditions could impact us in the following ways:

•              In the access equipment, fire & emergency and commercial segments, we implemented selling price increases to recover increased steel, component and fuel costs experienced in fiscal 2008. However, any such new product prices applied only to new orders, and we were not able to recover all cost increases from customers due to the amount of orders in our backlog prior to the effective dates of new selling prices. In the access equipment segment, some customers reacted adversely to these price increases in light of the subsequent declines in fuel and steel prices, and competitive conditions limited price increases in a time of a global recession. Given the current weak economic conditions, it is possible that any price increases in any of our markets in response to rising costs could adversely impact sales levels. Price increases implemented in response to significantly higher fuel and steel prices were largely removed during the second half of fiscal 2009. If fuel and steel costs increase further in the future, there are no assurances that we will be able to raise prices sufficiently to fully offset the impact of the higher fuel and steel costs.

•              In the defense business, we are generally limited in our ability to raise prices in response to rising steel, component and fuel costs as we largely do business under annual firm, fixed-price contracts with the DoD. We attempt to limit this risk by obtaining firm pricing from suppliers at the time a contract is awarded. However, if these suppliers, including steel suppliers, do not honor their contracts, then we could face margin pressure in our defense business.

We may experience losses in excess of our recorded reserves for doubtful accounts, finance receivables, notes receivable and guarantees of indebtedness of others.

As of June 30, 2010, we had consolidated gross receivables of $946.3 million. In addition, we were a party to agreements in the access equipment segment whereby we have maximum exposure of $93.9 million under guarantees of customer indebtedness to third parties aggregating approximately $258.2 million. We evaluate the collectability of open accounts, finance receivables, notes receivable and our guarantees of indebtedness of others based on a combination of factors and establish reserves based on our estimates of potential losses. In circumstances where we believe it is probable that a specific customer will have difficulty meeting its financial obligations, a specific reserve is recorded to reduce the net recognized receivable to the amount we expect to collect, and/or we recognize a liability for a guarantee we expect to pay, taking into account any amounts that we would anticipate realizing if we are forced to repossess the equipment that supports the customer’s financial obligations to us. We also establish additional reserves based upon our perception of the quality of the current receivables, the current financial position of our customers and past collections experience. The level of specific reserves recorded in fiscal 2009, primarily related to JLG’s customers, was significantly higher than historically recorded as a result of the impact of the global recession and tight credit markets. Continued economic weakness and tight credit markets may result in additional requirements for specific reserves. During periods of economic weakness, the collateral underlying our guarantees of indebtedness of customers or receivables can decline sharply, thereby increasing our exposure to losses. We also face a concentration of credit risk as JLG’s ten largest debtors at June 30, 2010 represented approximately 19% of our consolidated gross receivables. Some of these customers are highly leveraged. In fiscal 2009, we recorded $50.0 million in charges for credit losses, the vast majority of which was in the access equipment segment, reflecting the economic weakness throughout the world. In the future, we may incur losses in excess of our recorded reserves if the financial condition of our customers were to deteriorate further or the full amount of any anticipated proceeds from the sale of the collateral supporting our customers’ financial obligations is not realized. Our cash flows and overall liquidity may be materially adversely affected if any of the financial institutions that finance our customer receivables become unable or unwilling, due to current economic conditions, a weakening of our or their financial position or otherwise, to continue providing such credit.

Systemic failures that the customer may identify could exceed recorded reserves or negatively affect our ability to win future business with the DoD or other foreign military customers.

As a result of the accelerated timetable from product design to full-scale production, the accelerated production schedule and limited field testing under the M-ATV contract, these vehicles could encounter systemic failures during fielding and use of the vehicles for which we may have responsibility if they occur.  We have established reserves for the estimated cost of such systemic-type repairs based upon historical warranty rates of other defense programs in which we participate.  If systemic issues arise, rectification costs could be in excess of the established reserves.  If the DoD identifies systemic issues, that could also impact our ability to win future business with the DoD or other foreign military customers, which, along with the other risks related to our costs under this program, would adversely affect our future earnings and cash flows.

A disruption or termination of the supply of parts, materials, components and final assemblies from third-party suppliers could delay sales of our vehicles and vehicle bodies.

We have experienced, and may in the future experience, significant disruption or termination of the supply of some of our parts, materials, components and final assemblies that we obtain from sole source suppliers or subcontractors. We may also incur a significant increase in the cost of these parts, materials, components or final assemblies. These risks are increased in the current weak economic environment and tight credit conditions and for contracts like the FMTV contract where we will be required to sustain a high rate of production.  Such disruptions, terminations or cost increases could delay sales of our vehicles and vehicle bodies and could result in a material adverse effect on our net sales, financial condition, profitability and/or cash flows. These risks are particularly serious with respect to our suppliers who participate in the automotive industry, from whom we obtain a significant portion of our parts, materials, components and final assemblies. Suppliers to the automotive industry have been severely impacted by the financial difficulties of auto manufacturers, the economic environment and credit conditions and face potential failure if the auto manufacturers’ businesses, the economic environment and credit conditions do not improve significantly. These risks are also serious for suppliers for our programs where we must sustain high rates of production. Should they or their suppliers not execute appropriately, we may not be able to sustain our required rate of production.

Our objective is to expand international operations, the conduct of which subjects us to risks that may have a material adverse effect on our business.

Expanding international sales is a part of our growth strategy. Our outlook depends in part upon increases in international orders and sales that may not materialize. International operations and sales are subject to various risks, including political, religious and economic instability, local labor market conditions, the imposition of foreign tariffs and other trade barriers, the impact of foreign government regulations and the effects of income and withholding taxes, governmental expropriation and differences in business practices. We may incur increased costs and experience delays or disruptions in product deliveries and payments in connection with international manufacturing and sales that could cause loss of revenues and earnings. As a result of our international operations and sales, we are subject to the Foreign Corrupt Practice Act (“FCPA”) and other laws that prohibit improper payments or offers of payments to foreign governments and their officials for the purpose of obtaining or retaining business. Our international activities create the risk of unauthorized payments or offers of payments in violation of the FCPA by one of our employees, consultants, sales agents or distributors, because these parties are not always subject to our control. Any violations of the FCPA could result in significant fines, criminal sanctions against us or our employees, and prohibitions on the conduct of our business, including our business with the U.S. government.  We are also increasingly subject to export control regulations, including, without limitation, the United States Export Administration Regulations and the International Traffic in Arms Regulations. Unfavorable changes in the political, regulatory and business climate could have a material adverse effect on our net sales, financial condition, profitability and/or cash flows.

We are subject to fluctuations in exchange rates and other risks associated with our non-U.S. operations that could adversely affect our results of operations and may significantly affect the comparability of our results between financial periods.

For the fiscal year ended September 30, 2009, approximately 15% of our net sales were attributable to products sold outside of the United States, including approximately 10% that involved export sales from the United States. The majority of export sales are denominated in U.S. dollars. Sales outside the United States are typically made in the local currencies of those countries. Fluctuations in foreign currency can have an adverse impact on our sales and profits as amounts that are measured in foreign currency are translated back to U.S. dollars. We have sales of inventory denominated in U.S. dollars to certain of our subsidiaries that have functional currencies other than the U.S. dollar. The exchange rates between many of these currencies and the U.S. dollar have fluctuated significantly in recent years and may fluctuate significantly in the future. Such fluctuations, in particular those with respect to the Euro, the U.K. pound sterling, the Canadian dollar and the Australian dollar, may have a material effect on our net sales, financial condition, profitability and/or cash flows and may significantly affect the comparability of our results between financial periods. Any appreciation in the value of the U.S. dollar in relation to the value of the local currency will adversely affect our revenues from our foreign operations when translated into U.S. dollars. Similarly, any appreciation in the value of the U.S. dollar in relation to the value of the local currency of those countries where our products are sold will increase our costs in our foreign operations, to the extent such costs are payable in foreign currency, when translated into U.S. dollars.

Changes in regulations could adversely affect our business.

Both our products and the operation of our manufacturing facilities are subject to statutory and regulatory requirements. These include environmental requirements applicable to manufacturing and vehicle emissions, government contracting regulations and domestic and international trade regulations. A significant change to these regulatory requirements could substantially increase manufacturing costs or impact the size or timing of demand for our products, all of which could make our business results more variable.

In particular, climate change is receiving increasing attention worldwide.  Many scientists, legislators and others attribute climate change to increased levels of greenhouse gases, including carbon dioxide, which has led to significant legislative and regulatory efforts to limit greenhouse gas emissions.  There are bills pending in Congress that would regulate greenhouse gas emissions through a cap-and-trade system under which emitters would be required to buy allowances to offset emissions of greenhouse gas.  In addition, several states, including states where we have manufacturing plants, are considering various greenhouse gas registration and reduction programs.  Our manufacturing plants use energy, including electricity and natural gas, and certain of our plants emit amounts of greenhouse gas that may be affected by these legislative and regulatory efforts.  Greenhouse gas regulation could increase the price of the electricity we purchase, increase costs for our use of natural gas, potentially restrict access to or the use of natural gas, require us to purchase allowances to offset our own emissions or result in an overall increase in our costs of raw materials, any one of which could increase our costs, reduce our competitiveness in a global economy or otherwise negatively affect our business, operations or financial results.  While additional regulation of emissions in the future appears likely, it is too early to predict how this regulation will ultimately affect our business, operations or financial results.

The mobile medical equipment market continues to be adversely impacted by a reduction in Medicare reimbursement rates and the uncertain health care environment due to the recently enacted health care reform legislation in the U.S.  This legislation could further reduce demand for mobile medical equipment.

Competition in our industries is intense and we may not be able to continue to compete successfully.

We operate in highly competitive industries. Several of our competitors have greater financial, marketing, manufacturing and distribution resources than us and we are facing competitive pricing from new entrants in certain markets. Our products may not continue to compete successfully with the products of competitors, and we may not be able to retain or increase our customer base or improve or maintain our profit margins on sales to our customers, all of which could adversely affect our net sales, financial condition, profitability and/or cash flows.

Disruptions within our dealer network could adversely affect our business.

Although we sell the majority of our products directly to the end user, we market, sell and service products through a network of independent dealers in the fire & emergency segment and in a limited number of markets for the access and commercial segments.  As a result, our business with respect to these products is influenced by our ability to establish and manage new and existing relationships with dealers.  While we have relatively low turnover of dealers, from time to time, we or a dealer may choose to terminate the relationship as a result of difficulties that our independent dealers experience in operating their businesses due to economic conditions or other factors, or as a result of an alleged failure by us or an independent dealer to be in compliance with the terms of our dealer agreement.  We do not believe our business is dependent on any single dealer, the loss of which would have a sustained material adverse effect upon our business. However, disruption of dealer coverage within a specific state or other geographic market could cause difficulties in marketing, selling or servicing our products and have an adverse effect on our business, operating results or financial condition.

In addition, our ability to terminate our relationship with a dealer is limited due to state dealer laws, which generally provide that a manufacturer may not terminate or refuse to renew a dealer agreement unless it has first provided the dealer with required notices.  Under many state laws, dealers may protest termination notices or petition for relief from termination actions.  Responding to these protests and petitions may cause us to incur costs and, in some instances, could lead to litigation resulting in lost opportunities with other dealers or lost sales opportunities, which may have an adverse effect on our business, operating results or financial condition.

Item 9.01.               Financial Statements and Exhibits.

(a)           Not applicable.

(b)           Not applicable.

(c)           Not applicable.

(d)           Exhibits.  The following exhibits are being furnished herewith:

(99.1)      Oshkosh Corporation Press Release dated August 2, 2010.

(99.2)      Script for conference call held August 2, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSHKOSH CORPORATION

Date: August 2, 2010	By:	/S/ David M. Sagehorn
David M. Sagehorn
Executive Vice President and
Chief Financial Officer

OSHKOSH CORPORATION

Exhibit Index to Current Report on Form 8-K

Dated August 2, 2010

Exhibit
Number

(99.1)	Oshkosh Corporation Press Release dated August 2, 2010.

(99.2)	Script for conference call held August 2, 2010.